EXHIBIT 6 - MATERIAL CONTRACTS
MANAGEMENT AGREEMENT BETWEEN MULTI-HOUSING INCOME REIT, INC. AND CASORO INVESTMENT ADVISORY FIRM, LLC
      THIS MANAGEMENT AGREEMENT (this "Agreement"), dated as of the 14th day of November 2017, (the "Effective Date",is entered into by and between the MultiHousing Income REIT, Inc., a Maryland corporation (the "Company, and Casoro Investment Advisory Firm, LLC, a Texas limited liability company (the "Manager").
Capitalized terms used herein shall have the meanings ascribed to them in Article 1 below.
WITNESSETH
      WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;
      WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Manager and to have the Manager undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of the Company, all as provided herein; and
      WHEREAS, the Manager is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.
      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1 DEFINITIONS
      As used in this Agreement, the following terms shall have the meanings specified below:
      Acquisition Expenses means any and all expenses incurred by the Company, the Manager or any of their Affiliates in connection with the selection, evaluation, acquisition, origination or development of any Investments, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums and the costs of
performing due diligence.
      Affiliate or Affiliated means, with respect to any Person,
(i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10.0% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10.0% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with a program sponsored by the sponsor of the Company unless (A) the entity owns 10.0% or more of the voting equity interests of such program or (B) a majority of the Board (or equivalent governing body) of such program is composed of Affiliates of the entity. Asset Management Fee means fees payable to the Manager pursuant to Section 8.01.
      Board means the board of directors of the Company, as of any particular time.
      Bylaws means the bylaws of the Company, as amended from
time to time.
      Charter means the articles of incorporation of the Company, as amended from time to time.
      Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
    Company means the Multi-Housing Income REIT, Inc., a corporation organized under the laws of the State of Maryland.
      Distribution means any distributions of money or other property by the MultiHousing Income REIT, Inc. to Shareholders, including distributions that may constitute a return of capital for federal income tax purposes.
      FINRA means the Financial Industry Regulatory Authority,
Inc.
      GAAP means generally accepted accounting principles as in effect in the United States of America from time to time.
      Gross Proceeds means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.
      Initial Public Offering means the initial public offering
of Shares qualified on Offering Statement No. [	] on Form
1-A.
      Investments means any investments by the Company in Properties, Loans and all other investments in which the Company may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture, pursuant to its Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time, other than short-term investments acquired for purposes of cash management.
      Joint Venture means any joint venture, limited liability company, partnership or other entity pursuant to which the Company is a co-venturer or partner with respect to the ownership of any Investments.
      Loans means mortgage loans and other types of debt financing investments made by the Company, either directly or indirectly, including through ownership interests in a Joint Venture, including, without limitation, mezzanine loans, B-notes, bridge loans, convertible debt, wraparound mortgage loans, construction mortgage loans, loans on leasehold
interests, and participations in such loans.
      Manager means Casoro Investment Advisory Firm, LLC, a Texas limited liability company.
      NAV means the net asset value of the Company as determined in accordance with the procedures outlined in the Company's Bylaws.
      Offering means any offering of Shares (including the
Initial Offering).
      Offering Expense Savings shall have the meaning ascribed to that term in Section 8.02.
      Offering Statement means the offering statement filed by
the Company
with the SEC on Form 1-A (Reg. No. [	]), as
amended from time to time, in
connection with the Initial Public Offering.
      Operating Expenses means all third party charges and out-
of-pocket costs and
expenses incurred by the Manager or its Affiliate that are related to the operations of the Company, including, without limitation, those related to (i) forming and operating subsidiaries,
(ii)	Acquisition
Expenses, (iii) the acquisition, ownership, management, financing, hedging of interest rates on financings, or sale of investments, (iv) meetings with or reporting to Shareholders,
(v) accounting, auditing, research, consulting, tax return preparation, financial reporting, and legal services, risk management services and insurance, including without limitation to protect the Company, the Manager, its Affiliates, and Shareholders in connection with the performance of activities related to the Company, (vi) the Company's indemnification pursuant to Article 15 of this Agreement, (vii) litigation,
(viii) borrowings of the Company, (ix) liquidating the Company,
(x) any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company, (xi) travel costs associated with investigating and evaluating investment opportunities (whether or not consummated) or making, monitoring, managing or disposing of investments, and (xii) the costs of any third parties retained to provide services to the Company.
      Organization and Offering Expenses means all third-party charges and out-of-pocket costs and expenses incurred by the Company, the Manager and its Affiliates in connection with the formation of the Company, the Offering of Shares, and the admission of investors in the Company, including, without limitation, travel, legal, accounting, filing, advertising and all other expenses incurred in connection with the offer and sale of interests in the Company.
      Person means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
      Property or Properties means any real property or properties transferred or conveyed to the Company, either directly or indirectly, including through ownership interests in a Joint Venture.
      Property Manager means an entity that has been retained to perform and carry out property management services at one or more of the Properties, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.
      REIT means a "real estate investment trust" under Sections 856 through 860 of the
Code.
      SEC means the United States Securities and Exchange
Commission.
      Shares means shares of common stock of the Company, par value $.01 per share.
      Shareholders means the registered holders of the Shares. Termination Date means the date of termination of the
Agreement determined in accordance with Article 13 hereof.
ARTICLE 2 APPOINTMENT
      The Company hereby appoints the Manager to serve as its Manager and asset manager on the terms and conditions set forth in this Agreement, and the Manager hereby accepts such appointment.


DUTIES OF THE ADVISOR
      The Manager is responsible for managing, operating,
directing and supervising the operations and administration of the Company and its assets. The Manager undertakes to use its commercially reasonable efforts to present to the Company potential investment opportunities, to make investment
decisions on behalf of Company subject to the limitations in the Company's Charter, the direction and oversight of the
Board and Section 4.03 hereof, and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as
determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including
Article 4 hereof, and the continuing and exclusive authority of the Board over the management of the Company, the Manager shall, either directly or by engaging an Affiliate or third
party, perform the following duties:
3.1	Offering Services. The Manager shall manage and supervise:
      (i)	Development of the Initial Public Offering and any
subsequent Offering approved by the Board, including the
determination of the specific terms of the securities to be
offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;
      (ii)	Preparation and approval of all marketing materials
contemplated to be used by the Manager or others relating to the
Offering;
      (iii)	Negotiation
and coordination with the transfer agent for the receipt,
collection, processing and acceptance of subscription
agreements, commissions, and other administrative support
functions;
      (iv)	Creation and implementation of various technology and
electronic communications related to the Offering;
      (v)	All other services related to the Offering, other than
services that the Company elects to perform directly or would require the Manager to register as a broker-dealer with the SEC,
FINRA or any state.
3.2	Acquisition Services. The Manager shall:
      (i)	Approve and oversee the Company's overall investment
strategy, which will consist of elements such as investment
selection criteria, diversification strategies and asset
disposition strategies;
      (ii)	Serve as the Company's investment and financial
manager with respect to sourcing, underwriting, acquiring,
financing, originating, servicing, investing in and managing a diversified portfolio of commercial properties and other real estate-related assets;
      (iii)	Adopt and
periodically review the Company's investment guidelines;
      (iv)	Structure the terms and conditions of the Company's
acquisitions, sales and joint ventures;
(v)	Enter into leases and service contracts for the properties
and other Investments;


      (vi)	Approve and oversee the Company's debt financing
strategies;
      (vii)	Approve
joint ventures, limited partnerships and other such
relationships with third
parties;
      (viii)	Approve any
potential liquidity transaction;
      (ix)	Obtain market research and economic and statistical
data in connection with the Company's Investments and investment objectives and policies;
      (x)	Oversee and conduct the due diligence process related
to prospective Investments;
      (xi)	Prepare reports regarding prospective Investments
which include recommendations and supporting documentation
necessary for its' investment committee to evaluate the proposed
Investments; and
      (xii)	Negotiate and execute approved Investments and other
transactions.
3.3	Asset Management Services. The Manager shall:
      (i)	Investigate, select, and, on behalf of the Company,
engage and conduct business with such Persons as the Manager deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers,
insurance agents, developers, construction companies, property managers and any and all Persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services;
      (ii)	Monitor applicable markets and obtain reports (which
may be prepared by the Manager or its Affiliates) where
appropriate, concerning the value of Investments of the Company.
      (iii)	Monitor and evaluate the performance of Investments of
the Company, provide management services to the Company and
perform and supervise the various management and operational functions related to the Company's Investments;
      (iv)	Formulate and oversee the implementation of strategies
for the administration, promotion, management, operation,
maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Investments on an overall portfolio basis;
      (v)	Coordinate and manage relationships between the
Company and any Joint Venture partners; and
      (vi)	Calculate the Company's NAV in accordance with the
procedures outlined in the Company's Bylaws on a quarterly basis following the first anniversary of the commencement of the
Initial Public Offering.
3.4	Accounting and Other Administrative Services. The Manager
shall:
      (i)	Manage and perform the various administrative
functions necessary for the management of the day-to-day
operations of the Company;
      (ii)	Provide or arrange for administrative services and
items, legal and other services, office space, office
furnishings, personnel and other overhead items necessary and incidental to the Company's business and operations;
      (iii)	Provide financial and operational planning services
and portfolio management functions;
      (iv)	Maintain accounting data and any other information
concerning the activities of the Company as shall be needed to prepare and file all periodic financial reports and returns
required to be filed with the SEC and any other regulatory
agency, including annual financial statements;
      (v)	Maintain all appropriate books and records of the
Company;
      (vi)	Oversee tax and compliance services and risk
management services and coordinate with appropriate third
parties, including independent accountants and other
consultants, on related tax matters;
      (vii)	Supervise
the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;
      (viii)	Provide the
Company with all necessary cash management services;
      (ix)	Manage and coordinate with the transfer agent the
Distribution process and payments to Shareholders;
      (x)	Evaluate and obtain adequate insurance coverage based
upon risk management determinations;
      (xi)	Provide the officers of the Company and the Board with
timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters;
      (xii)	Evaluate
the Company's corporate governance structure and appropriate policies and procedures related thereto; and
      (xiii)	Oversee all
reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law.
3.5	Shareholder Services. The Manager shall:
      (i)	Determine the Company's Distribution policy;
      (ii)	Approve amounts available for redemptions of shares of
the Company's common
stock; and
      (iii)	Manage communications with the Shareholders, including
answering phone calls, preparing and sending written and
electronic reports and other communications.
3.6	Financing Services. The Manager shall:
      (i)	Identify and evaluate potential financing and
refinancing sources, engaging a third- party broker if
necessary;
      (ii)	Negotiate terms, arrange and execute financing
agreements;
      (iii)	Manage relationships between the Company and its
lenders, as applicable; and
      (iv)	Monitor and oversee the service of the Company's debt
facilities and other financings.
3.7	Disposition Services. The Manager shall:
      (i)	Consult with the Board and provide assistance with the
evaluation and approval of potential asset dispositions, sales or other liquidity events; and
      (ii)	Structure and negotiate the terms and conditions of
transactions pursuant to which Investments may be sold.
ARTICLE 4 AUTHORITY OF ADVISOR
      4.1	Powers of the Manager. Subject to the express
limitations set forth in this Agreement and the continuing and exclusive authority of the Board over the management of the
Company, the power to direct the management, operation and
policies of the Company, including making, financing and
disposing of Investments, and the performance of those services described in Article 3 hereof, shall be vested in the Manager, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem
necessary, advisable or incidental thereto to perform its
obligations under this Agreement. The Manager shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Manager or the Company as it may deem appropriate. Any authority delegated by the Manager to any other Person shall be subject to the limitations on the rights and powers of the
Manager specifically set forth in this Agreement or the Charter.
4.2	Approval by the Board. Notwithstanding the foregoing, the
Manager may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Charter or Maryland General Corporation Law
require the prior approval of the Board. If the Board or a
committee of the Board must approve a proposed investment,
financing or disposition or chooses to do so, the Manager will deliver to the Board or committee, as applicable, all documents required by it to evaluate such investment, financing or disposition.
4.3	Modification or Revocation of Authority of Manager. The
Board may, at any time upon the giving of notice to the Manager, modify or revoke the authority or approvals set forth in Article
3 and this Article 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Manager and shall not be applicable to investment transactions to which the Manager has committed the Company prior to the date of receipt by the Manager of such notification.
ARTICLE 5 BANK ACCOUNTS
      The Manager may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board may approve, provided that no funds shall be commingled with the funds of the Manager. The Manager shall from time to time render appropriate accountings of such collections and payments to the Board and the independent auditors of the Company.


RECORDS AND ACCESS
      The Manager, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company's operations in accordance with GAAP, which
shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded.
Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. The Manager shall at all reasonable times have access to the books and
records of the Company
      ARTICLE 7 LIMITATION ON ACTIVITIES
      Notwithstanding any provision in this Agreement to the
contrary, the Manager shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a
REIT under the Code unless the Board has determined that the
Company will not seek or maintain REIT qualification for the
Company, (ii) subject the Company to regulation under the
Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over any of the Company, the
Shares, or other securities of the Company, (iv) require the
Company or the Manager to register as a broker-dealer with the
SEC or any state, or (v) violate the Charter or Bylaws. In the event an action that would violate (i) through (v) of the
preceding sentence but such action has been ordered by the
Board, the Manager shall notify the Board of the Manager's
judgment of the potential impact of such action and shall
refrain from taking such action until it receives further
clarification or instructions from the Board. In such event, the Manager shall have no liability for acting in accordance with the specific instructions of the Board so given.
         ARTICLE 8 FEES AND OTHER COMPENSATION
      The Company shall pay the Manager as compensation for the services described in Article 3 hereof a quarterly fee (the
"Asset Management Fee") in an amount equal to an annualized rate of 1.00%, which, until one year after the commencement of the
Initial Public Offering will be based on (i) the Company's Gross Proceeds as of the end of each fiscal quarter, plus (minus) (ii)
any earnings (loss) through the end of such fiscal quarter,
minus (iii) any distributions paid through the end of such
fiscal quarter; and thereafter will be based on the Company's
NAV at the end of each fiscal quarter.
         ARTICLE 9
         EXPENSES
9.1	General. In addition to the compensation paid to the
Manager pursuant to Article 8 hereof, the Company shall pay
directly or reimburse the Manager for all Operating Expenses paid or incurred by the Manager or its Affiliates on behalf of the Company or in connection with the services provided to the
Company pursuant to this Agreement, including, but not limited to:
      (i)	All Organization and Offering Expenses; provided,
however, that to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering
Expenses in connection with an Offering to exceed 3.0% of the
Gross Proceeds raised as of the date of the reimbursement,
future Asset Management Fees otherwise payable by the Company to the Manager pursuant to Section 8.01 shall be reduced by the amount of such excess;
      (ii)	Acquisition Expenses incurred in connection with the
selection and acquisition of Investments, including such
expenses incurred related to assets pursued or considered but not ultimately acquired by the Company;
      (iii)	The actual
out-of-pocket cost of goods and services used by the Company and obtained from entities not Affiliated with the Manager;
      (iv)	Interest and other costs for borrowed money or
securitization transactions, including discounts, points and other similar fees;
      (v)	Taxes and assessments on income or Properties, taxes as
an expense of doing business and any other taxes otherwise
imposed on the Company and its business, assets or income;
      (vi)	Out-of-pocket costs associated with insurance required
in connection with the business of the Company or by its
officers and Board;
      (vii)	Expenses of managing, improving, developing, operating
and selling Investments owned, directly or indirectly, by the
Company, as well as expenses of other transactions relating to such Investments, including but not limited to prepayments,
maturities, workouts and other settlements of Loans and other
Investments;
      (viii)	All out-of-
pocket expenses in connection with payments to the Board and meetings of the Board and Shareholders;
      (ix)	Out-of-pocket expenses of providing services for and
maintaining communications with Shareholders, including the cost of preparation, printing, and mailing annual reports and other Shareholder reports, proxy statements and other reports required by governmental entities;
      (x)	Audit, accounting and legal fees, and other fees for
professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the
Board or any other committee of the Board;
      (xi)	Out-of-pocket costs for the Company to comply with all
applicable laws, regulations and ordinances;
      (xii)	Expenses connected with payments of Distributions made
or caused to be made by the Company to the Shareholders;
      (xiii)	Expenses of
organizing, domesticating, merging, liquidating or dissolving the Company or of amending the Charter, or the Bylaws; and
      (xiv)	All other
out-of-pocket costs incurred by the Manager in performing its duties hereunder.
9.2	Timing of and Additional Limitations on Reimbursements.
      Expenses incurred by the Manager on behalf of the Company and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Manager. The Manager shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.
      Personnel and related employment costs incurred by the Manager or its Affiliates in performing the services described in Article 3 hereof, including salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, shall be paid for by the Manager and are not subject to reimbursement by the Company
ARTICLE 10 OTHER SERVICES
      Should (i) the Company request that the Manager or any manager, officer or employee thereof render services for the
Company other than as set forth in this Agreement or (ii) there are changes to the regulatory environment in which the Manager or Company operate that would increase significantly the level of services performed such that the costs and expenses borne by the Manager for which the Manager is not entitled to separate reimbursement for personnel and related employment direct costs and overhead under Article 9 of this Agreement would increase significantly, such services shall be separately compensated at such rates and in such amounts as are agreed by the Manager and the Board, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services
pursuant to the terms of this Agreement.
ARTICLE 11 REIT MATTERS
      Manager acknowledges that it has been advised that the
Company has elected or may elect to be characterized as a REIT, and agrees that the business and affairs of the Company shall be managed with a view to minimizing (i) the amount of gross income received by the Company (directly or indirectly) that would not constitute (A) "rents from real property" as defined in Section
856 of the Code or (B) interest, dividends, gain from sales or other types of income, in each case, described in Section
856(c)(3) of the Code, (ii) the amount of any income received by the Company (directly or indirectly) from any "prohibited transactions" as defined in Section 857(b)(6)(B)(iii) of the
Code (together with the income described in clause (i) of this sentence, "Bad REIT Income") and (iii) the amount of assets held by the Company (directly or indirectly) that are not "real
estate assets" or other types of assets described in Section 856(c)(4)(A) of the Code ("Bad REIT Assets"). Manager and the Company agree that the Company shall be entitled to exercise any vote, consent, election or other right under this Agreement with a view to avoiding (or minimizing) the amount of Bad REIT Income or Bad REIT Assets of the Company or any material risk that a the Company could be disqualified as a real estate investment trust under the Code or could be subject to any additional taxes under Section 857 of the Code or Section 4981 of the Code, in
each case, without regard to whether conducting the business of the Company in such manner would maximize either pre-tax or after-tax profit of Manager or the Company. Without the prior written consent of the Company, Manager, with respect to the Company, shall not (i) enter into any lease pursuant to which the determination of any rent to be received (directly or indirectly) by the Company depends in whole or in part on the income or profits of any person (other than amounts based upon a fixed percentage or percentages of receipts or sales); (ii)
enter into any lease pursuant to which the Company shall receive (directly or indirectly) rents attributable to personal property except for a lease pursuant to which the personal property is leased in connection with the lease of real property and the rent attributable to the personal property for any taxable year does not exceed 15% of the total rent for such year with respect to such lease;
(iii)	enter into
any arrangement pursuant to which the Company would receive (directly or indirectly) any "impermissible tenant service income" within the meaning of Section 856(d)(7) of the Code;
(iv) undertake any sales or dispositions of property as a dealer for federal income tax purposes which sales would be treated as "prohibited transactions" pursuant to Section 857(b)(6)(B)(iii)
of the Code; or (v) otherwise engage in any transaction which would, or likely would, result in the Company receiving more than a de minimis amount of Bad REIT Income or owning more than a de minimis amount of Bad REIT Assets.
      In structuring the Company transactions, Manager and the Company shall consider the use of a taxable REIT subsidiary
(each a "TRS") or an affiliate of a TRS (together with a TRS, each a "TRS Entity") to own or lease all or portions of the
Property or to perform certain services with respect to the
Property to minimize the impact of Bad REIT Income. In
connection therewith, the Company shall, in its sole discretion, have the unilateral right to (x) lease all or any portion of the Property (a "TRS Lease") to a TRS Entity or (y) enter into a services agreement with a TRS Entity to have such TRS Entity perform certain services (including, but not limited to, any non-customary services) with respect to the Property (the "TRS Services Agreement'). Upon such election by the Company, Manager will cooperate to facilitate the implementation of the TRS Lease or TRS Services Agreement, including, without limitation,
entering into an agreement to provide similar services (but not duplicative) to such TRS Entity as under this Agreement, and any corresponding amendment to this agreement to take into account such TRS Entity, and the Company shall have the right to cause such TRS Entity to pay its allocated share of the fees and
expenses payable to Manager hereunder. The form of such
agreement, and any corresponding amendments to this Agreement, shall be reasonably satisfactory to Manager and the Company.
Manager shall provide any information related to the Company and/or any Property that is reasonably requested by the Company with respect to REIT qualification matters of the Company.
ARTICLE 12
RELATIONSHIP OF MANAGER AND MULTI-HOUSING INCOME REIT,
INC.; OTHER ACTIVITIES OF THE MANAGER
12.1	Relationship. The Company and the Manager are not partners
or joint venturers with each other, and nothing in this
Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Manager from engaging in other activities, including, without
limitation, the rendering of advice to other Persons (including to other REITs) and the management of other programs advised, sponsored or organized by the Manager or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or shareholder of the Manager or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Manager may, with respect to any investment in which the Company are a participant, also render advice and service to each and every other participant therein. The Manager shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Manager's obligations to the Company and its obligations to or its interest in any other Person.
12.2	Time Commitment. The Manager shall, and shall cause its
Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably
necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this
Agreement. The Company acknowledge that the Manager and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of their Affiliates.
12.3	Investment Opportunities and Allocation. The Manager shall
be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company, but neither the Manager nor any Affiliate of the
Manager shall be obligated generally to present any particular Investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company. The Company shall not make any Investment unless the Manager has recommended the Investment to the Company. The Manager shall be required to notify the Board at least annually of investments that have been purchased by other entities
managed by the Manager or its Affiliates for determination by the Board that the Manager is fairly presenting investment opportunities to the Company. In the event an investment opportunity is located, the allocation procedure set forth under the caption "Conflicts of Interest and Related Party
Transactions" in the Offering Statement shall govern the
allocation of the opportunity among the Company and other
entities managed by the Manager or its Affiliates.
            ARTICLE 13 TERM AND TERMINATION OF THE
AGREEMENT
13.1	Term. This Agreement shall have an initial term of three
years from the Effective Date and will be automatically renewed for an unlimited number of successive one-year terms each year thereafter unless previously terminated in accordance with
Section 13.02 below. The Company will evaluate the performance of the Manager annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Board.
13.2	Termination by the Company. The Company may also terminate
the management agreement at any time, including during the
initial term, with 30 days' prior written notice from its Board for
cause, which is defined as:
*	The Manager's continued breach of any material
provision of this Agreement following a period of 30 days
after written notice thereof (or 45 days after written
notice of such breach if the Manager, under certain
circumstances, has taken steps to cure such breach within
30 days of the written notice);
*	The commencement of any proceeding relating to the
bankruptcy or insolvency of the Manager, including an order
for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition;
      *	Any change of control of the Manager which the
Company's independent
      representative determines is materially detrimental to it
taken as a whole;
*	The Manager committing fraud against the Company,
misappropriating or embezzling its funds, or acting, or
failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of these actions is caused by an
employee, personnel and/or officer of the Manager or one of
its Affiliates and the Manager (or such Affiliate) takes
all necessary and appropriate action against such person
and cures the damage caused by such actions within 30 days
of the Manager's actual knowledge of its commission or
omission, this Agreement shall not be terminable; in
addition, if the Manager (or such Affiliate) diligently
takes necessary and appropriate action to cure the damage
caused by such actions in the first 30 days of the
Manager's actual knowledge of its commission or omission,
the Manager (or such Affiliate) will have a total of 180
days in which to cure such damage before the management
agreement shall become terminable; or
      *	the dissolution of the Manager.
13.4	Payments on Termination and Survival of Certain Rights and
Obligations.
      (i)	After the Termination Date, the Manager shall not be
entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Manager prior to termination of this Agreement.
      (ii)	The Manager shall promptly upon termination:
(a)	pay over to the Company all money collected and
held for the account of the Company pursuant to this
Agreement, if any, after deducting any accrued
compensation and reimbursement for its expenses to
which it is then entitled;
(b)	deliver to the Board a full accounting, including
a statement showing all payments collected by it and a
statement of all money held by it, covering the period
following the date of the last accounting furnished to
the Board;
(c)	deliver to the Board all assets and documents of
the Company then in the custody of the Manager; and
functions.
(d)	cooperate with the Company to provide an orderly
transition of management and advisory functions.
              ARTICLE 14
              ASSIGNMENT
      This Agreement may be assigned by the Manager to an
Affiliate with the approval of the Board. The Manager may assign any rights to receive fees or other payments under this
Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Manager, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company are bound by this Agreement. Nothing herein shall be deemed to prohibit or otherwise restrict any transfers or additional issuances of equity interests in the
Manager nor shall any such transfer or issuance be deemed an assignment for purposes of this Article 14.
              ARTICLE 15 INDEMNIFICATION AND
LIMITATION OF LIABILITY
15.1	Indemnification. Except as prohibited by the restrictions
provided in this Section 15.01,
Section 15.02 and Section 15.03, the Company shall indemnify, defend and hold harmless the Manager and its Affiliates,
including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys'fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance.
      Notwithstanding the foregoing, the Company shall not
indemnify the Manager or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of
federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
15.2	Limitation on Indemnification. Notwithstanding the
foregoing, the Company shall not provide for indemnification of the Manager or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met:
      (i)	The Manager or its Affiliates have determined, in
good faith, that the course of conduct that caused the loss
or liability was in the best interests of the Company.
      (ii)	The Manager or its Affiliates were acting on
behalf of or performing services for the Company.
      (iii)	Such
liability or loss was not the result of gross negligence or
willful misconduct by the Manager or its Affiliates.
      (iv)	Such indemnification or agreement to hold
harmless is recoverable only out of the Company's net
assets and not from the Shareholders.
15.3	Limitation on Payment of Expenses. The Company shall pay or
reimburse reasonable legal expenses and other costs incurred by the Manager or its Affiliates in advance of the final
disposition of a proceeding only if (in addition to the
procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied:
(a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company,
(b) the legal proceeding was initiated by a third party who is not a Securityholder or, if by a Securityholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Manager or its Affiliates undertake to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.
15.4	Indemnification by Manager. The Manager shall indemnify and
hold harmless the Company from contract or other liability,
claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the
Manager's bad faith, fraud, misfeasance, willful misconduct, gross negligence or reckless disregard of its duties; provided, however, that the Manager shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Manager.
   ARTICLE 16 MISCELLANEOUS
16.1	Notices. Any notice, report or other communication required
or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:
To the Board, the Company:	Multi-Housing Income REIT,
Inc.
9050 N. Capital of Texas
Highway, Suite 320 Austin, TX
78759
To the Manager:	Casoro Investment Advisory
Firm, LLC
c/o Casoro Capital Partners,
LLC
9050 N. Capital of Texas
Highway, Suite 320
Austin, TX 78759
Riveles Wahab LLP 40 Wall St. 28th Floor
New York, NY. 10005
Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this
Section 16.01.
16.2	Modification. This Agreement shall not be changed,
modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.
16.3	Severability. The provisions of this Agreement are
independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
16.4	Construction. The provisions of this Agreement shall be
construed and interpreted in accordance with the laws of the
State of Texas.
16.5	Entire Agreement. This Agreement contains the entire
agreement and understanding between the parties hereto with
respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of
performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
16.6	Waiver. Neither the failure nor any delay on the part of a
party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No
waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
16.7	Gender. Words used herein regardless of the number and
gender specifically used, shall be deemed and construed to
include any other number, singular or plural, and any other
gender, masculine, feminine or neuter, as the context requires.
16.8	Titles Not to Affect Interpretation. The titles of Articles
and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
16.9	Counterparts. This Agreement may be executed in any number
of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
This Agreement shall become binding when one or more
counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
[remainder of page intentionally left blank]
IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date and year first above written.
Multi-Housing Income REIT, Inc.,
a Maryland corporation
By:
Name: Yuen Yung Title: Chief
Executive Officer
Casoro Investment AdvisoryJ
limited liability company
By:
Name: Yuen Yunc Title: Manager of
the Manager


SUPPORT AGREEMENT BETWEEN CASORO CAPITAL PARTNERS, LLC.
AND
CASORO INVESTMENT ADVISORY FIRM, LLC
This Support Agreement (this "Agreement") is entered into as of November 10, 2017, by and between Casoro Capital Partners, LLC., a Texas limited liability company ("Casoro") and Casoro Investment Advisory Firm, LLC, a Texas limited liability company (the "Manager"). Capitalized terms used herein but
not otherwise defined shall have the meanings ascribed to
them in that certain Management Agreement by and between Multi-Housing Income REIT, Inc. (the "Company") and the
Manager dated as of the date hereof (as the same may be
amended from time to time, the "Management Agreement").
WHEREAS, the Company is a newly organized Maryland
corporation formed to acquire and manage a portfolio of
commercial real estate properties;
WHEREAS, pursuant to the Management Agreement, the Company
has retained the Manager to administer the business
activities and day-to-day operations of the Company and to
perform services for the Company in the manner and on the
terms set forth in the Management Agreement and the Manager
has agreed to be retained to provide such services; and
WHEREAS, Casoro has agreed to provide the Manager with the personnel, services and resources necessary for the Manager to perform its obligations and responsibilities under the Management Agreement in exchange for the payment to Casoro of the fees and expense reimbursements paid to the Manager under the terms of the Management Agreement.
NOW THEREFORE, Casoro and the Manager hereby agree as
follows:
1.	Services. Upon the Manager's request, Casoro hereby agrees
to provide the Manager with the
personnel, services and resources necessary for the Manager
to perform the services and activities for the Company
pursuant to the Management Agreement, including, without limitation, the services and activities described in the Management Agreement (the "Services"), in consideration of the payment of the fees described in Section 3 hereof,
during the term of this Agreement. Casoro hereby agrees not
to take any actions in contravention of, or that could
cause the Manager to be in breach of, the Management
Agreement.
2.	Term and Termination.
(a)	This Agreement shall commence on the date hereof and,
unless sooner terminated in accordance with the terms
hereof or by mutual written consent of the parties,
shall remain in effect for so long as the Management
Agreement is in effect.
(b)	The Manager may terminate this Agreement immediately
upon written notice to Casoro if Casoro: (i) becomes
the subject of a petition in bankruptcy which is not
withdrawn or dismissed within 60 days thereafter; (ii)
makes an assignment for the benefit of creditors; or
(iii) breaches any material obligation under this
Agreement and fails to cure such breach within 30 days
after delivery of notice thereof by the Manager.
(c)	Casoro may terminate this Agreement immediately upon
written notice to the Manager if the Manager breaches
any material obligation under this Agreement and fails
to cure such breach within 30 days after delivery of
notice thereof by Casoro.
3.	Fees and Expenses.
(a) The Manager shall reimburse Casoro for the costs and
expenses of Casoro and its Affiliates incurred on
behalf of the Manager, or the Company as applicable,
under this Agreement. Costs and expenses incurred by
Casoro on behalf of the Manager shall be reimbursed in
cash monthly to Casoro, but only to the extent such
reimbursable expenses are payable by the Company
pursuant to the Management Agreement.
(a)	In addition to the reimbursement set forth in Section
3(a), the Manager shall pay to Casoro an amount equal
to the reimbursable Organization and Offering
Expenses, the Asset Management Fee and any other fees
or expense reimbursements received by the Manager from
the Company the terms of the Management Agreement. The
Manager shall pay Casoro the amount of any fees or
expense reimbursements in cash within five Business
Days after the date of payment of such fees (or any
portion or installment of such fees) by the Company to
the Manager under the terms of the Management
Agreement.
4.	Standard of Care. Casoro shall use its commercially
reasonable best efforts in the timely provision of the
Services to be rendered hereunder and shall cooperate with
the Manager in connection with the provision of such
Services to the Company. The parties will consult with each
other in good faith, as required, with respect to the
furnishing of, and payment for, special or additional
services, extraordinary items and the like.
5.	Representations and Warranties
(b)	Casoro hereby represents and warrants to the
Company as follows:
      (i)	Casoro is a limited liability company
duly formed, validly existing and in good
standing under the laws of the State of Texas.
Casoro has the power and authority under its
organizational documents to own and operate its
assets and to carry on its business as proposed
to be conducted, to execute, deliver and perform
this Agreement and any other document, agreement,
certificate and instrument that may be
contemplated hereby to which it is a party.
      (ii)	The execution and delivery by Casoro of
this Agreement and any other document, agreement,
certificate and instrument that may be
contemplated hereby to which it is a party, the
performance by Casoro of its obligations
hereunder and thereunder have been duly
authorized by all requisite limited liability
company action on the part of Casoro and will not
violate any provision of law, any order of any
court or other agency of government, the
certificate of formation of Casoro or any other
organizational document of Casoro.
      (iii)	This Agreement has been duly executed
and delivered by Casoro and constitutes the
legal, valid and binding obligations of Casoro,
enforceable against Casoro in accordance with its
terms, except as the enforceability hereof may be
limited by (a) applicable bankruptcy, insolvency,
reorganization, moratorium or other similar laws
affecting the enforcement of creditors' rights
generally or (b) applicable equitable principles
(whether considered in a proceeding at law or in
equity).
      (iv)	Casoro has received and carefully
reviewed a copy of the Management Agreement.
(c)	The Manager hereby represents and warrants
to Casoro as follows:
      (i)	The Manager is a limited liability
company duly formed, validly existing and in good
standing under the laws of the State of Texas.
The Manager has the power and authority under its
organizational documents to own and operate its
assets and to carry on its business as proposed
to be conducted, to
execute, deliver and perform this Agreement and
any other document, agreement, certificate and
instrument that may be contemplated hereby to
which it is a party.
(ii)	The execution and delivery by the Manager of this
Agreement and any other document, agreement,
certificate and instrument that may be
contemplated hereby to which it is a party, the
performance by the Manager of its obligations
hereunder and thereunder have been duly
authorized by all requisite limited liability
company action on the part of the Manager and
will not violate any provision of law, any order
of any court or other agency of government, the
certificate of formation of the Manager or any
other organizational document of the Manager.
(iii)	This Agreement has been duly executed and
delivered by the Manager and constitutes the
legal, valid and binding obligations of the
Manager, enforceable against the Manager in
accordance with its terms, except as the
enforceability hereof may be limited by (a)
applicable bankruptcy, insolvency,
reorganization, moratorium or other similar laws
affecting the enforcement of creditors' rights
generally or (b) applicable equitable principles
(whether considered in a proceeding at law or in
equity).
6.	Confidential Information.
(d)	Casoro acknowledges that the information and knowledge
obtained in the course of its performance of the
Services relating to the Company's or the Manager's
business (the "Confidential Information"1 are of a
confidential nature. Casoro shall, and shall ensure
that its employees, use commercially reasonable
efforts to take all actions necessary and appropriate
to preserve the confidentiality of the Confidential
Information and prevent (i) the disclosure of the
Confidential Information to any person other than
employees of Casoro who have a need to know of it in
order to perform their duties hereunder; and (ii) the
use of the Confidential Information other than in
connection with the performance of its duties
hereunder.
(e)	The foregoing provision shall not apply to Confidential
Information that (i) has been disclosed to the public
by the Company or the Manager, as applicable, (ii)
otherwise entered the public domain through lawful
means, (iii) was or is disclosed to Casoro by a third
party and which to the knowledge of the Company after investigation, is not subject to an obligation of confidentiality to Casoro, (iv) was known by Casoro
prior to its receipt from the Company, or the Manager,
as applicable, (v) was developed by Casoro
independently of any disclosures previously made by
the Company or the Manager, as applicable to Casoro of
such information, (vi) is required to be disclosed by
Casoro in connection with any judicial, administrative
or other governmental proceeding involving the
Company, the Manager, or Casoro, or any of their
affiliates or employees (whether or not such
proceeding involves third parties) relating to the
Services or this Agreement, provided that Casoro first
give written detailed notice thereof to the Company,
or the Manager, as applicable, as soon as possible
prior to such disclosure, unless notice would be
unlawful, or (vii) is disclosed in good faith by
Casoro in the ordinary course of carrying out its
duties hereunder.
7.	Limitation on Liability; Indemnification.
(f)	Casoro assumes no responsibility under this Agreement
other than to render the services called for hereunder
in good faith. Casoro and its Affiliates, and any of
their members, stockholders, managers, partners,
personnel, officers, directors, employees, consultants
and any person providing advisory or sub-advisory
services to Casoro, will not be liable to the Manager
or the Manager's stockholders, partners or members for
any acts or omissions by any such Person (including
errors that may result from ordinary negligence,
such as errors in the investment decision making process
or in the trade process) performed in accordance with and
pursuant to this Agreement, except by reason of acts or
omission constituting bad faith, willful misconduct,
gross negligence or reckless disregard of their
respective duties under this Agreement, as determined by
a final non- appealable order of a court of competent jurisdiction. The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless Casoro,
its Affiliates, and any of their members, stockholders,
managers, partners, personnel, officers, directors,
employees, consultants and any person providing advisory
or sub-advisory services to Casoro (each, a "Casoro
Indemnified Party), of and from any and all expenses,
losses, damages, liabilities, demands, charges and claims
of any nature whatsoever (including reasonable attorneys'
fees and amounts reasonably paid in settlement)
(collectively "Losses") incurred by the Casoro
Indemnified Party in or by reason of any pending,
threatened or completed action, suit, investigation or
other proceeding (including an action or suit by or in
the right of the Manager or its security holders) arising
from any acts or omissions of such Casoro Indemnified
Party performed in good faith under this Agreement and
not constituting bad faith, willful misconduct, gross
negligence or reckless disregard of duties of such Casoro Indemnified Party under this Agreement.
(a)	Casoro shall, to the full extent lawful, reimburse,
indemnify and hold harmless the Manager, and the
directors, officers, stockholders, partners or members of
the Manager (each, a "Manager Indemnified Party" and,
together with a Casoro Indemnified Party, an "Indemnified
Party^ of and from any and all Losses in respect of or
arising from (i) any acts or omissions of Casoro
constituting bad faith, willful misconduct, gross
negligence or reckless disregard of duties of Casoro
under this Agreement or (ii) any claims by Casoro's
employees relating to the terms and conditions of their
employment by Casoro. Casoro hereby agrees that from the
date hereof until the termination of this Agreement,
Casoro shall maintain errors and omissions and other
customary insurance coverage in such amounts and with
such carriers as determined by Casoro, in its sole
discretion.
(b)	In case any such claim, suit, action or proceeding (a
"Claim") is brought against any
Indemnified Party in respect of which indemnification may
be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party; provided, however,
that the failure of the Indemnified Party to so notify
the indemnifying party shall not relieve the indemnifying
party from any liability that it may have hereunder,
except to the extent such failure actually materially
prejudices the indemnifying party. Upon receipt of such
notice of Claim (together with such documents and
information from such Indemnified Party), the
indemnifying party shall, at its sole cost and expense,
in good faith defend any such Claim with counsel
reasonably satisfactory to such Indemnified Party. The
Indemnified Party will be entitled to participate but,
subject to the next sentence, not control, the defense of
any such action, with its own counsel and at its own
expense. Such Indemnified Party may elect to conduct the
defense of the Claim, if (i) such Indemnified Party
reasonably determines that the conduct of its defense by
the indemnifying party could be materially prejudicial to
its interests,
(i)	the
indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10)
days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party's reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party's consent, provided, that (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim.
The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party's sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to
this Section 7 to elect to defend such Claim by counsel of
its own choosing and so elects, then the indemnifying party
shall be responsible for any good faith settlement of such
Claim entered into by such Indemnified Party. Except as
provided in the immediately preceding sentence, no
Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 7.
(c)	The Manager acknowledges that the duties owed by
Casoro to the Manager are contractual in nature and
governed by the terms of this Agreement and that
Casoro shall owe no fiduciary duties to the Manager or
its members.
(d)	The provisions of this Section 7 shall survive the
expiration or earlier termination of this Agreement.
8.	Assignment. Neither this Agreement nor any of the rights,
interests or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties hereto, and any such unauthorized
assignment or transfer will be void. This Agreement and all
the provisions hereof shall be binding upon and inure to
the benefit of the parties hereto and their respective
successors and permitted assigns.
9.	Additional Documents. From time to time after execution of
this Agreement, the parties hereto will, without additional consideration, execute and deliver such further documents and take such further action as may be reasonably requested
by any other party hereto in order to carry out the
purposes of this Agreement.
10.	Entire Agreement. This Agreement contains the entire
understanding between the parties and shall not be modified
except in writing by the parties hereto. Furthermore, this Agreement supersedes any prior understandings and written or oral agreements between them respecting the subject
matter of this Agreement.
11.	Title and Headings. Titles and headings to sections herein
are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
12.	Notices. All notices, requests and demands to or upon the
respective parties hereto to be effective shall be in
writing (including by facsimile), and, unless otherwise
expressly provided herein, shall be deemed to have been
duly given or made when delivered against receipt or upon
actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return
receipt requested, addressed as set forth below:
Casoro:	Casoro Capital Partners, LLC
9050 N. Capital of Texas Highway, Suite
320 Austin, TX 78759
The Manager:	Casoro Investment Advisory Firm, LLC
c/o Casoro Capital Partners, LLC
9050 N. Capital of Texas Highway, Suite
320
Austin, TX 78759
with a copy to:	Riveles Wahab LLP
40 Wall St. 28th Floor New York, NY.
10005
13.	Severability. The provisions of this Agreement are
severable, and in the event that any one or more provisions
are deemed illegal or unenforceable the remaining
provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event
the parties shall use reasonable commercial efforts to
arrive at an accommodation that best preserves for the
parties the benefits and obligations of the offending
provision.
14.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND
OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE
GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE
WITH, THE LAW OF THE STATE OF TEXAS. EACH OF THE PARTIES
HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF
(I) THE UNITED STATES DISTRICT COURT FOR THE WESTERN
DISTRICT OF TEXAS, OR (II) SOLELY TO THE EXTENT THERE IS NO APPLICABLE FEDERAL JURISDICTION OVER SUCH DISPUTE OR
MATTER, IN THE CIRCUIT COURT FOR HARRIS COUNTY, TEXAS, FOR
THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR
ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH
COURT.
15.	WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND
AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS
AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT
ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY
AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED
BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL
BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY
ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO
THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS
AGREEMENT
16.	Counterparts. This Agreement may be executed in any number
of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, each of the parties hereto has executed this Support Agreement as of the date first written above.

Casoro Capital Partners, LLC
By:
Name: Yuen Yung
Title: Principal

Casoro Investment Advisory Firm, LLC
By:
Name: Yuen Yung
Title: Manager of the Manager